Filed Pursuant to Rule 424(b)(2)
Registration No. 333-271881
The information in this preliminary pricing supplement is not complete and may be changed without notice. This preliminary pricing supplement is not an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any jurisdiction where the offering is not permitted.
PRELIMINARY PRICING SUPPLEMENT (to Prospectus Supplement dated May 12, 2023 and Prospectus dated May 12, 2023)	SUBJECT TO COMPLETION, DATED January 7, 2025
$
Jefferies
Jefferies Financial Group Inc.
Senior Capped Leveraged Notes due March 13, 2026
Linked to a Basket of Two Stocks

The Senior Capped Leveraged Notes due March 13, 2026 Linked to a Basket of Two Stocks (the “Notes”) are senior unsecured obligations of Jefferies Financial Group Inc.  The Notes will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this pricing supplement.  At maturity, if the Underlying has appreciated in value, investors will receive the Stated Principal Amount of their investment plus 300.00% of the upside performance of the Underlying, subject to the Maximum Payment at Maturity.  If the Underlying has depreciated in value, investors will lose 1% of the Stated Principal Amount for every 1% decline in the Final Value below the Initial Value.  Investors may lose up to 100% of the Stated Principal Amount of the Notes.  The Notes are issued as part of our Series A Global Medium-Term Notes program.
All payments are subject to our credit risk.  If we default on our obligations, you could lose some or a significant portion of your investment.  These Notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any Basket Component.
SUMMARY OF TERMS
Issuer:	Jefferies Financial Group Inc.
Title of the Notes:	Senior Capped Leveraged Notes due March 13, 2026 Linked to a Basket of Two Stocks
Aggregate Principal Amount:	$ . We may increase the Aggregate Principal Amount prior to the Original Issue Date but are not required to do so.
Issue Price:	$1,000 per Note
Stated Principal Amount	$1,000 per Note
Pricing Date:	January 10, 2025
Original Issue Date:	January 15, 2025 (3 Business Days after the Pricing Date)
Valuation Date:	March 10, 2026, subject to postponement as described under “The Notes—Postponement of Valuation Date” below.
Maturity Date:	March 13, 2026, which may be postponed if the Valuation Date is postponed as described under “The Notes—Postponement of Valuation Date” below.
Underlying:
An equally weighted basket comprised of the Class A ordinary shares of Aon plc (NYSE symbol: “AON”) and the ordinary shares of Willis Towers Watson Public Limited Company (Nasdaq symbol: “WTW”) (each a “Basket Component” and collectively, the “Basket Components”). Please see “The Basket Components” below. Each Basket Component will have a Weighting of 50%.

Payment at Maturity:
If the Final Value is greater than the Initial Value, you will receive for each Note that you hold a Payment at Maturity equal to:  Stated Principal Amount × (1+ Participation Rate × Underlying Return), subject to the Maximum Payment at Maturity.

If the Final Value is less than the Initial Value, you will receive for each Note that you hold a Payment at Maturity that is less than the Stated Principal Amount of each Note that will equal:
Stated Principal Amount × (1+ Underlying Return).
In this scenario the Payment at Maturity will be less than the Stated Principal Amount you could lose some or all of your investment.
Participation Rate:	300.00%
Underlying Return:
Initial Value:	The Initial Value will be set to 100 on the Pricing Date.
Final Value:	The Basket Closing Value of the Underlying on the Valuation Date.
Maximum Payment at Maturity:	$1,172.50 per Note (117.25% of the Stated Principal Amount)
Redemption:	Not applicable
Adjustment Factor:	Initially 1.0 with respect to each Component, subject to adjustment for certain events affecting that Component. See “The Notes—Antidilution Adjustments” beginning on page PS-3 below.
Specified Currency:	U.S. dollars
CUSIP/ISIN:	47233YEE1 / US47233YEE14
Book-entry or Certificated Note:	Book-entry
Business Day	New York
Agent:	Jefferies LLC, a wholly-owned subsidiary of Jefferies Financial Group Inc. See “Supplemental Plan of Distribution.”
Calculation Agent:	Jefferies Financial Services, Inc. (“JFSI”), a wholly owned subsidiary of Jefferies Financial Group Inc.
Trustee:	The Bank of New York Mellon
Estimated value on the Pricing Date:	Approximately $965.80 per Note, or within $30.00 of that estimate. Please see “The Notes” below.
Use of Proceeds:	General corporate purposes
Listing:	None
Conflict of Interest:
Jefferies LLC, the broker-dealer subsidiary of Jefferies Financial Group Inc., is a member of FINRA and will participate in the distribution of the notes being offered hereby.  Accordingly, the offering is subject to the provisions of FINRA Rule 5121 relating to conflicts of interest and will be conducted in accordance with the requirements of Rule 5121.  See “Conflict of Interest.”

The Notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness.
Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page PS-10 of this pricing supplement.
	PER NOTE	TOTAL
Public Offering Price	100.00%	$
Underwriting Discounts and Commissions	%[1,2]	$
Proceeds to Jefferies Financial Group Inc. (Before Expenses)%		$
1 We or Jefferies LLC will pay various discounts and commissions to dealers of up to 1.25% per Note depending on market conditions. See “Supplemental Plan of Distribution” on page PS-26 of this document.
2 An affiliate of the Issuer will pay a structuring fee of up to $6.00 per Note in connection with the distribution of the Notes to other registered broker-dealers.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus or prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.
As used in this pricing supplement, “we,” “us” and “our” refer to Jefferies Financial Group Inc., unless the context requires otherwise.
We will deliver the Notes in book-entry form only through The Depository Trust Company on or about January 15, 2025 against payment in immediately available funds.

Jefferies
Pricing supplement dated                     , 2025.
You should read this pricing supplement together with the related prospectus and prospectus supplement, each of which can be accessed via the hyperlink below, before you decide to invest.
Prospectus supplement dated May 12, 2023 and Prospectus dated May 12, 2023

PAGE
PRICING SUPPLEMENT

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying prospectus and prospectus supplement.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information contained in this pricing supplement or the accompanying prospectus or prospectus supplement is accurate as of any date later than the date on the front of this pricing supplement.

PS-i

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This pricing supplement and the accompanying prospectus and prospectus supplement contain or incorporate by reference “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not statements of historical fact and represent only our belief as of the date such statements are made. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and future competitors, general economic conditions, controls and procedures relating to the close of the quarter, the effects of current, pending and future legislation or rulemaking by regulatory or self-regulatory bodies, regulatory actions, and the other risks and uncertainties that are outlined in our Annual Report on Form 10-K for the fiscal year ended November 30, 2023 filed with the U.S. Securities and Exchange Commission, or the SEC, on January 26, 2024 (the “Annual Report on Form 10-K”) and in our Quarterly Reports on Form 10-Q for the quarterly periods ended February 29, 2024, May 31, 2024 and August 31, 2024 filed with the SEC on April 5, 2024, July 9, 2024 and October 9, 2024, respectively. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date of the forward-looking statements.

PS-ii

THE NOTES
The Notes are senior unsecured obligations of Jefferies Financial Group Inc.  The Aggregate Principal Amount of the Notes is $      .  The Notes will mature on March 13, 2026.  The Notes will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this pricing supplement.  At maturity, if the Underlying has appreciated in value, investors will receive the Stated Principal Amount of their investment plus 300.00% of the upside performance of the Underlying, subject to the Maximum Payment at Maturity.  If the Underlying has depreciated in value, investors will lose 1% of the Stated Principal Amount for every 1% decline in the Final Value below the Initial Value.  For more information on the Payment at Maturity please see “Summary of Terms” on the cover page of this pricing supplement.  Investors may lose up to 100% of the Stated Principal Amount of the Notes.  All payments on the Notes are subject to our credit risk.  The Notes are issued as part of our Series A Global Medium-Term Notes program.
The Stated Principal Amount of each Note is $1,000.  The Issue Price will equal 100% of the Stated Principal Amount per Note.  This price includes costs associated with issuing, selling, structuring and hedging the Notes, which are borne by you, and, consequently, the estimated value of the Notes on the Pricing Date will be less than the Issue Price.  We estimate that the value of each Note on the Pricing Date will be approximately $965.80, or within $30.00 of that estimate.  Our estimate of the value of the Notes as determined on the Pricing Date will be set forth in the final pricing supplement.
If the Maturity Date occurs on a day that is not a Business Day, then the payment owed on such date will be postponed until the next succeeding Business Day, and no interest will accrue as a result of such delay.
Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the accompanying prospectus supplement or prospectus, as applicable.  If the terms described herein are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described herein shall control.
Additional Terms of the Notes
Certain Definitions
“Basket Closing Value” on any day will equal the sum of the products of the Basket Component Closing Values of each Basket Component and the applicable Multiplier for such Basket Component.
The “Multiplier” for each Basket Component will be determined on the Pricing Date and will equal the quotient of 50 divided by the Basket Component Closing Value of such Basket Component on the Pricing Date.
The “Basket Component Closing Value” for any Basket Component on any day is the Share Closing Price times the Adjustment Factor on such day for such Basket Component.
The “Share Closing Price” for a Basket Component (or one unit of any other security for which a Share Closing Price must be determined) on any Trading Day means:
A.
if the Basket Component (or any such other security) is listed on a national securities exchange (other than NASDAQ), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Basket Component (or any such other security) is listed,

B.	if the Basket Component (or any such other security) is a security of NASDAQ, the official closing price published by NASDAQ on such day, or
C.
if the Basket Component (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

D.
if the Basket Component (or such other security) is issued by a foreign issuer and its closing price cannot be determined as set forth in the three bullet points above, and the Basket Component (or such other security) is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the Basket Component (or such other security) is listed or admitted to trading (converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable)

If the Basket Component (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by NASDAQ, as applicable, is not available pursuant to the foregoing, then the Share Closing Price for the Basket Component (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on NASDAQ or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to the Basket Component (or any such other security) or the last reported sale price or the official closing price published by NASDAQ, as applicable, for the Basket Component (or any such other security) is not available pursuant to either of the two preceding sentences, then the Share Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Basket Component (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Jefferies LLC and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.
With respect to each Basket Component, a “Trading Day” means a day on which the principal securities market for such Basket Component is open for trading.
A “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that place of payment are authorized or obligated by law or executive order to close.
Postponement of Valuation Date
In determining the Final Value of the Underlying in connection with the calculation of the Payment at Maturity, the Calculation Agent will take into account Market Disruption Events and non- Trading Days as follows:
If the scheduled Valuation Date is not a Trading Day with respect to any Basket Component or if a Market Disruption Event occurs on the Valuation Date with respect to any Basket Component, the Share Closing Price with respect to each such affected Basket Component will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to such affected Basket Component. The Basket Closing Value for the Valuation Date will be determined on the date on which the Share Closing Price for each of the Basket Components for such Valuation Date has been determined; provided that the Share Closing Price for any affected Basket Component will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Valuation Date, and if such date is not a Trading Day, or if there is a Market Disruption Event with respect to the affected Basket Component on such date, the Calculation Agent will determine the Share Closing Price for such Basket Component as the mean of the bid prices for the Basket Component for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Jefferies LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Share Closing Price for such Basket Component will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.
For the avoidance of doubt, the occurrence of a Market Disruption Event or non-Trading Day as to any Basket Component will not impact any other Basket Component that is not so affected.
If the Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Valuation Date as postponed.
Market Disruption Events
As to any Basket Component, a “Market Disruption Event” means one or more of the following events, as determined by the Calculation Agent in its sole discretion:
a.	the occurrence or existence of:

●
a suspension, absence or material limitation of trading in the Basket Component on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the Calculation Agent in its sole discretion, or

●
a suspension, absence or material limitation of trading in option or futures contracts relating to the Basket Component, if available, in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the Calculation Agent in its sole discretion, or

●	the Basket Component does not trade on what was the primary market for the Basket Component, as determined by the Calculation Agent in its sole discretion, in each case as determined by the Calculation Agent in its sole discretion and
b.
a determination by the Calculation Agent in its sole discretion that any event described in clause (a) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

The following events will not be Market Disruption Events:
i.	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
ii.	a decision to permanently discontinue trading in the option or futures contracts relating to the Basket Component.
For this purpose, an “absence of trading” in the primary securities market on which the Basket Component is traded, or on which option or futures contracts relating to the Basket Component are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in the Basket Component or in option or futures contracts relating to the Basket Component, if available, in the primary market for that stock or those contracts, by reason of:
i.	a price change exceeding limits set by that market, or
ii.	an imbalance of orders relating to that stock or those contracts, or
iii.	a disparity in bid and ask quotes relating to that stock or those contracts, will constitute a suspension or material limitation of trading in that stock or those contracts in that market.
Anti-dilution Adjustments
As to any Basket Component, the Calculation Agent, in its sole discretion, may adjust the Adjustment Factor and any other terms of the Notes (such as the Initial Value) if an event described below occurs after the Pricing Date and on or before the Valuation Date if the Calculation Agent determines that such an event has a diluting or concentrative effect on the theoretical value of the Basket Component or successor Basket Component.
The Adjustment Factor resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. No adjustments to the Adjustment Factor will be required unless the adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. Any adjustment that would require a change of less than 0.1% in the Adjustment Factor which is not applied at the time of the event may be reflected at the time of any subsequent adjustment that would require a change of the Adjustment Factor. The required adjustments specified below do not cover all events that could affect the Basket Components.
No adjustments to the Adjustment Factor or any other terms of the notes will be required other than those specified below. However, the Calculation Agent may, at its sole discretion, make additional adjustments to the Adjustment Factor or any other terms of the notes to reflect changes to the Basket Component if the Calculation Agent determines that the adjustment is appropriate to ensure an equitable result.
The Calculation Agent will be solely responsible for the determination of any adjustments to the Adjustment Factor or any other terms of the notes and of any related determinations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.
No adjustments will be made for certain other events, such as offerings of common equity securities by the Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the

Basket Component by the Underlying Company except as described under “—Issuance of Transferable Rights or Warrants” below.
We will provide, as soon as reasonably practicable following the occurrence of an event that requires an adjustment to the Adjustment Factor or any of the other terms of the notes, written notice to the holders of the notes of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Adjustment Factor or any other changes to the terms of the Notes.
The Calculation Agent, in its sole discretion and as it deems reasonable, may adjust the Adjustment Factor and other terms of the notes, and hence the Final Value, as applicable, as a result of certain events related to the Basket Component, which include, but are not limited to, the following:
Stock Splits and Reverse Stock Splits.  If the Basket Component is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted such that the new Adjustment Factor will equal the product of:
●	the prior Adjustment Factor; and
●	the number of shares before the effective date of the stock split or reverse stock split that a holder of the Basket Component would have owned immediately following the applicable effective date.
For example, a two-for-one stock split would ordinarily change an Adjustment Factor of one into an Adjustment Factor of two.  In contrast, a one-for-two reverse stock split would ordinarily change an Adjustment Factor of one into an Adjustment Factor of one-half.
Stock Dividends.  If the Basket Component is subject to (i) a stock dividend (i.e., an issuance of additional shares of the Basket Component) that is given ratably to all holders of the Basket Component or (ii) a distribution of additional shares of the Basket Component as a result of the triggering of any provision of the organizational documents of the underlying company, then, once the dividend has become effective and the Basket Component is trading ex-dividend, the Adjustment Factor will be adjusted on the ex-dividend date such that the new Adjustment Factor will equal the prior Adjustment Factor plus the product of:
●	the prior Adjustment Factor; and
●	the number of additional shares issued in the stock dividend with respect to one share of the Basket Component;
provided, however, that no adjustment will be made for a stock dividend for which the number of shares of the Basket Component paid or distributed is based on a fixed cash equivalent value, unless such distribution is an extraordinary dividend (as defined below).
For example, a stock dividend of one new share for each share held would ordinarily change an Adjustment Factor of one into an Adjustment Factor of two.
Extraordinary Dividends.  There will be no adjustments to the Adjustment Factor to reflect any cash dividends or cash distributions paid with respect to the Basket Component other than extraordinary dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.
An “extraordinary dividend” means, with respect to a cash dividend or other distribution with respect to the Basket Component, a dividend or other distribution that exceeds the immediately preceding non-extraordinary dividend for the Basket Component by an amount equal to at least 10% of the closing price of the Basket Component (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split as above) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the Basket Component on the primary U.S. organized securities exchange or trading system on which the Basket Component is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such extraordinary dividend.
If an extraordinary dividend occurs, the Adjustment Factor will be adjusted on the ex-dividend date so that the new Adjustment Factor will equal the product of
●	the prior Adjustment Factor; and
●	a fraction, the numerator of which is the closing price of the Basket Component on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price of the Basket Component on that preceding trading day exceeds the extraordinary dividend amount.
The “extraordinary dividend amount” with respect to an extraordinary dividend will equal:
●
in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the Basket Component of that extraordinary dividend minus the amount per share of the Basket Component immediately preceding non-extraordinary dividend for that Basket Component; or

●	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Basket Component of that extraordinary dividend.
To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination will be conclusive.  A distribution on the Basket Component described in the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend will only cause an adjustment under those respective sections.
Issuance of Transferable Rights or Warrants.  If the Underlying Company issues transferable rights or warrants to all holders of record of the Basket Component to subscribe for or purchase the Basket Component, including new or existing rights to purchase the Basket Component under a shareholder rights plan or arrangement, then the Adjustment Factor will be adjusted on the trading day immediately following the issuance of those transferable rights or warrants so that the new Adjustment Factor will equal the prior Adjustment Factor plus the product of:
●	the prior Adjustment Factor; and
●	the number of shares of the Basket Component that can be purchased with the cash value of those warrants or rights distributed per share of the Basket Component.
The number of shares of the Basket Component that can be purchased will be based on the closing price of the Basket Component on the date the new Adjustment Factor is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right. If the warrants or rights are not traded on a registered national securities exchange, the cash value will be determined by the Calculation Agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Adjustment Factor is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.
Reorganization Events
If after the Pricing Date and prior to the stated maturity date of the notes, as to any Basket Component:
1.	there occurs any reclassification or change of the Basket Component, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

2.
the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “successor entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

3.	any statutory exchange of securities of the Underlying Company or any successor entity with another corporation occurs, other than under clause (2) above;

4.	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;

5.
the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of an affiliate of the Underlying Company, other than in a transaction described in clauses (2), (3), or (4) above;

6.	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;

7.
there occurs any reclassification or change of the Basket Component that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Basket Component to another entity or person;

8.
the Underlying Company or any successor entity is the surviving entity of a merger, combination, or consolidation, that results in the outstanding shares of the Basket Component (other than shares owned or controlled by the other party to such transaction) immediately prior to such event collectively representing less than 50% of the outstanding shares immediately following such event; or

9.
the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (1) through (9), a “reorganization event”), then, on or after the date of the occurrence of a reorganization event, the Calculation Agent shall, in its sole discretion, make an adjustment to the Adjustment Factor or to the method of determining payments on the Notes or any other terms of the Notes as the Calculation Agent, in its sole discretion, determines appropriate to account for the economic effect on the Notes of that reorganization event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Basket Component or to the Notes), which may, but need not, be determined by reference to the adjustment(s) made in respect of such reorganization event by an options exchange to options on the relevant Basket Component traded on that options exchange and determine the effective date of that adjustment. If the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, then the Calculation Agent may cause the maturity date of the Notes to be accelerated to the fifth business day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the Notes and as though the Valuation Date were the fifth trading day prior to the date of acceleration.
If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (1) above, and the Calculation Agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, then the Calculation Agent may cause the maturity date of the Notes to be accelerated to the fifth business day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the Notes, and as though the Valuation date were the fifth trading day prior to the date of acceleration. If the Calculation Agent determines that sufficiently similar information is available to you, the reorganization event will be deemed to have not occurred.
If the Notes are accelerated as described in the two preceding paragraphs, you will also receive any interest accrued on the Notes until the date that the Payment at Maturity is paid. However, upon any such acceleration, you will not be entitled to any interest that would have accrued after the date of acceleration.
Alternative Anti-Dilution and Reorganization Adjustments
The Calculation Agent may elect at its discretion to not make any of the adjustments to the Adjustment Factor or to the other terms of the Notes, including the method of determining the amount payable under the Notes, described in this section, but may instead make adjustments, in its discretion, to the Adjustment Factor or any other terms of the notes (such as Initial Value) that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Basket Component or any successor common stock. For example, if the Basket Component is subject to a two-for-one stock split, and the Options Clearing Corporation adjusts the strike prices of the options contract on the Basket Component by dividing the strike price by two, then the Calculation Agent may also elect to divide the Initial Value by two. In this case, the Adjustment Factor will remain one. This adjustment would have the same economic effect on holders of the Notes as if the Adjustment Factor had been adjusted.
Alternate Exchange Calculation in case of an Event of Default
If an event of default (as defined in the Indenture) with respect to the Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations (including accrued and unpaid interest) with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:
●	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

●	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.
Default Quotation Period
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:
●	no quotation of the kind referred to above is obtained, or
●	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.
If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.
In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the final Valuation Date, then the default amount will equal the principal amount of the Notes.
Qualified Financial Institutions
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:
●	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
●	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.
Calculation Agent
We have appointed JFSI, our subisidiary, to act as Calculation Agent for us with respect to the Notes. As Calculation Agent, JFSI will determine the Initial Value, the Final Value, the Multipliers, the Underlying Return of the Underlying, the Payment at Maturity and whether a Market Disruption Event has occurred. Moreover, certain determinations made by JFSI, in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events. These potentially subjective determinations may affect the Payment at Maturity. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.
All calculations with respect to the Payment at Maturity will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.
Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make. JFSI, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculations made by the Calculation Agent with respect to the Notes prior to the dissemination of such information. JFSI is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.
Valuation of the Notes
Jefferies LLC calculated the estimated value of the Notes set forth on the cover page of this pricing supplement based on its proprietary pricing models at that time. Jefferies LLC’s proprietary pricing models generated an estimated value for the Notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the Notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the Notes (the “derivative component”). In calculating the estimated value of the derivative component, Jefferies LLC estimated future cash flows based on a proprietary derivative-pricing model that is in turn based on various inputs, including the factors described under “Risk Factors—The estimated value of the Notes was determined for us by our subsidiary using proprietary pricing models” below. These inputs may be market-observable or may be based on assumptions made by Jefferies LLC in its discretionary judgment. Estimated cash flows on the bond and derivative components were discounted using a discount rate based on our internal funding rate.
The estimated value of the Notes is a function of the terms of the Notes and the inputs to Jefferies LLC’s proprietary pricing models.  The range for the estimated value of the Notes set forth on the cover page of this preliminary pricing supplement reflects uncertainty on the date of this preliminary pricing supplement about the inputs to Jefferies LLC’s proprietary pricing models on the Pricing Date.
Since the estimated value of the Notes is a function of the underlying assumptions and construction of Jefferies LLC’s proprietary derivative-pricing model, modification to this model will impact the estimated value calculation.  Jefferies LLC’s proprietary models are subject to ongoing review and modification, and Jefferies LLC may change them at any time and for a variety of reasons.  In the event of a model change, prior descriptions of the model and computations based on the older model will be superseded, and calculations of estimated value under the new model may differ significantly from those under the older model.  Further, model changes may cause a larger impact on the estimated value of a note with a particular return formula than on a similar note with a different return formula.  For example, to the extent a return formula contains leverage, model changes may cause a larger impact on the estimated value of that note than on a similar note without such leverage.
For an initial period following the issuance of the Notes (the “Temporary Adjustment Period”), the value that will be indicated for the Notes on any brokerage account statements prepared by Jefferies LLC or its affiliates (which value Jefferies LLC may also publish through one or more financial information vendors) will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents amounts which may include, but are not limited to, profits, fees, underwriting discounts and commissions and hedging and other costs expected to be paid or realized by Jefferies LLC or its affiliates, or other unaffiliated brokers or dealers, over the term of the Notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the Temporary Adjustment Period.
The relationship between the estimated value on the Pricing Date and the secondary market price of the Notes
The price at which Jefferies LLC purchases the Notes in the secondary market, absent changes in market conditions, including those related to interest rates and the Underlying, may vary from, and be lower than, the estimated value on the Pricing Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that Jefferies LLC would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.
Jefferies LLC may, but is not obligated to, make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time.

HOW THE NOTES WORK
The table below presents examples of hypothetical Payments at Maturity on the Notes over a range of hypothetical Underlying Returns of the Underlying.  The examples below are for purposes of illustration only and do not take into account any tax consequences from investing in the Notes.  The actual Payment at Maturity will depend on the actual Underlying Return determined on the Valuation Date.  For recent hypothetical levels of the Basket, see “The Basket” section below. For recent historical performance of the Basket Components, please see “The Basket Components” section below.  The Final Value will not include any income generated by dividends paid on the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly.  In addition, the Payment at Maturity is subject to our credit risk.
The table below is based on the following terms:
Stated Principal Amount:	$1,000 per Note.
Upside Participation Rate:	300.00%
Maximum Payment at Maturity:	$1,172.50 per Note

Underlying Return	Payment at Maturity per Note(1)		Return on the Notes(2)
-100.000%	$0.00		-100.000%
-50.000%	$500.00		-50.000%
-25.000%	$750.00		-25.000%
-15.000%	$850.00		-15.000%
-10.000%	$900.00		-10.000%
0.000%	$1,000.00		0.000%
2.000%	$1,060.00		6.000%
5.000%	$1,150.00		15.000%
5.750%	$1,172.50	(3)	17.250%
25.000%	$1,172.50		17.250%
50.000%	$1,172.50		17.250%
100.000%	$1,172.50		17.250%

(1)	The Payment at Maturity per Note shown in the table above is rounded to two decimal places for ease of display.
(2)	The “Return on the Notes” shown in the table above is rounded to three decimal places for ease of display.
(3)	The Payment at Maturity will not be greater than the Maximum Payment at Maturity.

RISK FACTORS
In addition to the other information contained and incorporated by reference in this pricing supplement and the accompanying prospectus and prospectus supplement, including the section entitled “Risk Factors” in our Annual Report on Form 10‑K, you should consider carefully the following factors before deciding to purchase the Notes.
Structure-related Risks
The Notes do not pay interest or guarantee the return of principal.
The terms of the Notes differ from those of ordinary debt securities in that the Notes do not pay interest or guarantee the return of principal..  If the Final Value of the Underlying is less than the Initial Value, you will receive for each Note that you hold a Payment at Maturity that is less than the Stated Principal Amount of each Note.  In this case investors will lose 1% of the Stated Principal Amount for every 1% decline in the Final Value below the Initial Value.  Investors may lose up to 100% of the Stated Principal Amount of the Notes.
The appreciation potential of the Notes is limited by the Maximum Payment at Maturity.
The appreciation potential of the Notes is limited by the Maximum Payment at Maturity of $1,172.50 per Note, or 117.25% of the Stated Principal Amount. Since the Payment at Maturity will be limited to 117.25% of the Stated Principal Amount for the Notes, any increase in the Final Value over the Initial Value by more than 5.75% of the Initial Value will not further increase the return on the Notes.
The Notes may not be listed on any securities exchange and secondary trading may be limited.
The Notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Notes. Our subsidiary, Jefferies LLC, may, but is not obligated to, make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Since other broker-dealers may not participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Jefferies LLC is willing to transact. If, at any time, Jefferies LLC were to cease making a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.
Changes in the value of one or more of the Basket Components may offset each other.

Price movements in the Basket Components may not correlate with each other. At a time when the value of one or more of the Basket Components increases, the value of one or more of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Closing Value on any Valuation Date, increases in the value of one or more of the Basket Components may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other Basket Components. You cannot predict the future performance of any of the Basket Components or of the Basket as a whole, or whether increases in the values of any of the Basket Components will be offset by decreases in the values of other Basket Components, based on their historical performance.

The amount payable on the Notes is not linked to the value of the Underlying at any time other than the Valuation Date.
The Final Value will be based on the Basket Closing Value of the Underlying on the Valuation Date, subject to postponement for non-Trading Days and Certain Market Disruption Events.  Even if the value of the Underlying appreciates prior to the Valuation Date but then drops by the Valuation Date, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Underlying prior to such drop.  Although the actual value of the Underlying on the Maturity Date or at other times during the term of the Notes may be higher than its Basket Closing Value on the Valuation Date, the Payment at Maturity will be based solely on the Basket Closing Value of the Underlying on the Valuation Date.
The Notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Notes.
You are dependent on our ability to pay all amounts due on the Notes at maturity and therefore you are subject to our credit risk.  If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Notes prior to maturity will be affected by changes in the market’s view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Notes.
Valuation- and Market-related Risks
Various economic and other factors will impact the market value of the Notes.
The market for, and the market value of, the Notes may be affected by a number of factors that may affect one another other, including:
■	the value of the Basket Components at any time;
■	the volatility (frequency and magnitude of changes in value) of the Basket Components;
■	interest and yield rates in the market;
■	the dividend rate on the Basket Components;
■
geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the Basket Components or stock markets generally and which may affect the Final Value of the Underlying;

■	the time remaining to the maturity of the Notes, and
■	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your Notes prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the other factors described above. For example, you may have to sell your Notes at a substantial discount from the principal amount if at the time of sale the Underlying is at, below or not sufficiently above its Initial Value or if market interest rates rise.
You can review the historical values of the Basket Components in the section called “The Basket Components”. You cannot predict the future performance of the Basket Components based on their historical performance. The value of the Basket Components may decrease so that you will receive at maturity a payment that is less than the principal amount of the Notes by an amount proportionate to the decrease in the value of the Basket Components. In addition, there can be no assurance that the value of the Basket Components will increase so that you will receive at maturity an amount in excess of the principal amount of the Notes. Nor can there be any assurance that the value of the Basket Components will not increase beyond a specified percentage of the Initial Value in which case you will receive only the Maximum Payment at Maturity and will not benefit fully from such appreciation of the Basket Components.

The price quoted by our subsidiaries for our Notes could be higher or lower than the price that you paid for them.
If you attempt to sell your Notes prior to maturity, their market value may be lower than the price you paid for them.  This is due to, among other things, changes in the level of market interest rates, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges.  These factors, together with various credit, market and economic factors prevailing during the term of Notes, may reduce the price at which you may be able to sell the Notes in any secondary market and could affect the value of the Notes in complex and unpredictable ways.
The estimated value of the Notes on the Pricing Date, based on Jefferies LLC proprietary pricing models at that time and our internal funding rate, will be less than the Issue Price.
The difference is attributable to certain costs associated with selling, structuring and hedging the Notes that are included in the Issue Price.  These costs include (i) the selling concessions paid in connection with the offering of the Notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the Notes and (iii) the expected profit (which may be more or less than actual profit) to Jefferies LLC or other of our affiliates in connection with hedging our obligations under the Notes.  These costs adversely affect the economic terms of the Notes because, if they were lower, the economic terms of the Notes would be more favorable to you.  The economic terms of the Notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the Notes.  See “The estimated value of the Notes would be lower if it were calculated based on our secondary market rate” below.
The estimated value of the Notes was determined for us by our subsidiary using proprietary pricing models.
Jefferies LLC derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models at that time.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Underlying.  Jefferies LLC’s views on these inputs and assumptions may differ from your or others’ views, and as an agent in this offering, Jefferies LLC’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the Notes.  Moreover, the estimated value of the Notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the Notes for other purposes, including for accounting purposes.  You should not invest in the Notes because of the estimated value of the Notes.  Instead, you should be willing to hold the Notes to maturity irrespective of the initial estimated value.
Since the estimated value of the Notes is a function of the underlying assumptions and construction of Jefferies LLC’s proprietary derivative-pricing model, modifications to this model will impact the estimated value calculation.  Jefferies LLC’s proprietary models are subject to ongoing review and modification, and Jefferies LLC may change them at any time and for a variety of reasons.  In the event of a model change, prior descriptions of the model and computations based on the older model will be superseded, and calculations of estimated value under the new model may differ significantly from those under the older model.  Further, model changes may cause a larger impact on the estimated value of a note with a particular return formula than on a similar note with a different return formula.  For example, to the extent a return formula contains a Participation Rate of greater than 100%, model changes may cause a larger impact on the estimated value of that note than on a similar note without such Participation Rate.
The estimated value of the Notes would be lower if it were calculated based on our secondary market rate.
The estimated value of the Notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the Notes.  Our internal funding rate is generally lower than our secondary market rate, which is the rate that Jefferies LLC will use in determining the value of the Notes for purposes of any purchases of the Notes from you in the secondary market.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the Notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not the same as the interest that is payable on the Notes.
Because there is not an active market for traded instruments referencing our outstanding debt obligations, Jefferies LLC determines our secondary market rate based on the market price of traded instruments referencing our debt obligations, but subject to adjustments that Jefferies LLC makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our creditworthiness as adjusted for discretionary factors such as Jefferies LLC’s preferences with respect to purchasing the Notes prior to maturity.
The estimated value of the Notes is not an indication of the price, if any, at which Jefferies LLC or any other person may be willing to buy the Notes from you in the secondary market.
Any such secondary market price will fluctuate over the term of the Notes based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the Notes than if our internal funding rate were used.  In addition, any secondary market price for the Notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the Notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the Notes will be less than the Issue Price.
The Notes will not be listed on any securities exchange and secondary trading may be limited.
The Notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Notes.  Jefferies LLC may, but is not obligated to, make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Since other broker-dealers may not participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Jefferies LLC is willing to transact.  If, at any time, Jefferies LLC were to cease making a market in the Notes, it is likely that there would be no secondary market for the Notes.  Accordingly, you should be willing to hold your Notes to maturity.
Conflict-related Risks

The Calculation Agent, which is a subsidiary of ours, will make determinations with respect to the Notes.
As Calculation Agent, Jefferies Financial Services, Inc. will determine the Initial Value, will determine the Final Value and will calculate the amount of cash you receive at maturity.  Moreover, certain determinations made by Jefferies Financial Services, Inc., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events, changes to the adjustment factor and the selection of a successor underlying or calculation of the Final Value in the event of a Market Disruption Event or discontinuance of the Underlying.  These potentially subjective determinations may adversely affect the payout to you at maturity.  For further information regarding these types of determinations, see “The Notes—Postponement of a Valuation Date” and “—Calculation Agent” above.
Our trading and hedging activities may create conflicts of interest with you.
We or one or more of our subsidiaries, including Jefferies LLC, may engage in trading activities related to the Notes that are not for your account or on your behalf.  We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due under the Notes.  We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates.  This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.  These trading and hedging activities may present a conflict of interest between your interest as a holder of the Notes and the interests we and our subsidiaries may have in our proprietary accounts, in facilitating transactions for our customers, and in accounts under our management.
Jefferies LLC may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes or that may adversely affect the value of the Notes.
Jefferies LLC and its affiliates may publish research reports, express opinions or provide recommendations from time to time that relate to the Underlying or the Basket Components.  These research reports, opinions or recommendations may be inconsistent with purchasing or holding the Notes and could adversely affect the value of the Notes.  Any research reports, opinions or recommendations expressed by Jefferies LLC may not be consistent with one another and may be modified from time to time without notice.  Investors should make their own independent investigation of the merits of investing in the notes and any Underlying to which the Notes are linked.
Underlying-related Risks
Investing in the Notes is not equivalent to investing in the Basket Components.
Investing in the Notes is not equivalent to investing in the Basket Components.  As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Basket Components.
Historical performance of the Basket Components should not be taken as an indication of the future performance of the Basket Components during the term of the Notes.
The actual performance over the term of the Notes of the Basket Components as well as any payment on the Notes may bear little relation to the historical performance of the Basket Components.  The future performance of the Basket Components may differ significantly from their historical performance, and no assurance can be given as to the value of the Basket Components during the term of the Notes.  It is impossible to predict whether the value of the Basket Components will rise or fall.  We cannot give you assurance that the performance of the Basket Components will not adversely affect any payment on the Notes.
You must rely on your own evaluation of the merits of an investment linked to the Basket Components.
In the ordinary course of their businesses, we or our subsidiaries may have expressed views on expected movements in the Basket Components and may do so in the future.  These views or reports may be communicated to our clients and clients of our subsidiaries.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to the Basket Components may at any time have views that are significantly different from ours or those of our subsidiaries.  For these reasons, you should consult information about the Basket Components from multiple sources, and you should not rely on the views expressed by us or our subsidiaries.
Neither the offering of the Notes nor any views which we or our subsidiaries from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the Notes.

The antidilution adjustments the Calculation Agent is required to make do not cover every event that could affect the Basket Components.

The Calculation Agent will adjust the amount payable on the Notes for certain events affecting the Basket Components. However, the Calculation Agent will not make an adjustment for every event that could affect the Basket Components. If an event occurs that does not require the Calculation Agent to adjust the amount payable on the Notes, the market price of the Notes may be materially and adversely affected.

We cannot assure you that publicly available information provided about any Basket Component is accurate or complete, and none of us nor any of our subsidiaries will perform any due diligence procedures with respect to any Basket Component.
All disclosures relating to the Basket Components are derived from publicly available documents and other publicly available information, without independent verification.  None of us or our subsidiaries has participated in, or will participate in, the preparation of those documents or make any due diligence inquiry with respect to any Basket Component in connection with the offering of the Notes.  We do not make any representation that those publicly available documents or any other publicly available information regarding any Basket Component is accurate or complete.  We are not responsible for the public disclosure of information by or about any Basket Component, whether contained in filings with the SEC or otherwise made publicly available.  As a result we cannot give any assurance that all events which could impact the Basket Components or the accuracy or completeness of those public documents or information have been publicly disclosed.  Any subsequent disclosure or future failure to disclose material events concerning the Basket Components could affect the value of the Basket Components and therefore, the value of the Notes.  You must rely on your own evaluation of the merits of an investment linked to the Basket Components.
Tax-related Risks
The tax consequences of an investment in your Notes are uncertain
The tax consequences of an investment in your Notes are uncertain, both as to the timing and character of any inclusion in income in respect of your Notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your Notes, and any such guidance could adversely affect the value and the tax treatment of your Notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your Notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – U.S. Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, we intend to continue treating the Notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your Notes in your particular circumstances.

THE BASKET
While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 1, 2018 through January 3, 2025. The graph is based upon actual daily historical prices of the Basket Components, hypothetical Multipliers based on Share Closing Prices of the Basket Components as of December 31, 2017, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the Notes.

THE BASKET COMPONENTS
We have derived the following information on each Basket Component and each Underlying Company from publicly available documents. Because each Basket Component is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located through the SEC’s web site at sec.gov by reference to the applicable CIK number set forth below.

This document relates only to the offering of the Notes and does not relate to any offering of a Basket Component or any other securities of the Underlying Companies. None of us or any of our subsidiaries has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the Notes. None of us or any of our subsidiaries has independently verified the accuracy or completeness of the publicly available documents or any other publicly available information regarding the Underlying Companies and hence makes no representation regarding the same. Furthermore, there can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of these publicly available documents that could affect the trading price of the Basket Components, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning an Underlying Company could affect the price of the applicable Underlying and therefore could affect your return on the Notes. The selection of the Basket Components is not a recommendation to buy or sell the Basket Components.
Aon plc
Aon plc is a global professional services firm providing a range of risk and human capital solutions.. This Basket Component trades on the NYSE under the symbol "AON." The company's CIK number is 0000315293.

Historical Performance of Aon plc
The following graph sets forth the daily historical performance of AON in the period from January 1, 2018 through January 3, 2025.  We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.
This historical data on AON is not necessarily indicative of the future performance of AON or what the value of the Notes may be.  Any historical upward or downward trend in the price of AON during any period set forth above is not an indication that the price of AON is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the prices and trading pattern of AON.

Willis Towers Watson Public Limited Company
Willis Towers Watson Public Limited Company is a global advisory, broking and solutions company that provides data-driven, insight-led solutions in the areas of people, risk and capital. This Basket Component trades on the Nasdaq under the symbol "WTW." The company's CIK number is 0001140536.

Historical Performance of Willis Towers Watson Public Limited Company
The following graph sets forth the daily historical performance of WTW in the period from January 1, 2018 through January 3, 2025.  We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.
This historical data on WTW is not necessarily indicative of the future performance of WTW or what the value of the Notes may be.  Any historical upward or downward trend in the price of WTW during any period set forth above is not an indication that the price of WTW is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the prices and trading pattern of WTW.

HEDGING
In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with one or more of our subsidiaries.  The terms of these hedging arrangements are determined based upon terms provided by our subsidiaries, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying, the tenor of the Notes and the hedging arrangements.  The economic terms of the Notes depend in part on the terms of these hedging arrangements.
The hedging arrangements may include hedging related charges, reflecting the costs associated with, and our subsidiaries’ profit earned from, these hedging arrangements.  Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than this amount.
For further information, see “Risk Factors” beginning on page PS-10 of this pricing supplement.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES
The following section is the opinion of Sidley Austin LLP, our counsel. In addition, it is the opinion of Sidley Austin LLP that the characterization of the Notes for U.S. federal income tax purposes that will be required under the terms of the Notes, as discussed below, is a reasonable interpretation of current law.
This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
■	a dealer in securities or currencies;
■	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
■	a bank;
■	a life insurance company;
■	a tax exempt organization;
■	a partnership;
■	a regulated investment company;
■	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
■	a common trust fund;
■	a person that owns a Note as a hedge or that is hedged against interest rate risks;
■	a person that owns a Note as part of a straddle or conversion transaction for tax purposes; or
■	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
Although this section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your Notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your Notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the Notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

U.S. Holders
This section applies to you only if you are a U.S. Holder that holds your Notes as a capital asset for tax purposes. You are a “U.S. Holder” if you are a beneficial owner of each of your Notes and you are:
■	a citizen or resident of the United States;
■	a domestic corporation;
■	an estate whose income is subject to U.S. federal income tax regardless of its source; or
■
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment
You will be obligated pursuant to the terms of the Notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your Notes for all tax purposes as pre-paid derivative contracts in respect of the Underlying. Except as otherwise stated below, the discussion herein assumes that the Notes will be so treated.
Upon the sale, exchange or maturity of your Notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your Notes. Your tax basis in the Notes will generally be equal to the amount that you paid for the Notes. If you hold your Notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your Notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.
We will not attempt to ascertain whether an Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code. If an Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a U.S. Holder of the Notes. You should refer to information filed with the SEC by an Underlying and consult your tax advisor regarding the possible consequences to you, if any, if an Underlying is or becomes a PFIC.
No statutory, judicial or administrative authority directly discusses how your Notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
Alternative Treatments
There is no judicial or administrative authority discussing how your Notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service (“IRS”) might assert that a treatment other than that described above is more appropriate. For example, the IRS could treat your Notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the Notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your Notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your Notes prior to your receipt of cash attributable to that income.
If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your Notes would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your Notes, and, thereafter, capital loss.
If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.
It is also possible that your Notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary income or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.
It is possible that the IRS could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your Notes for U.S. federal income tax purposes.
Possible Change in Law
On December 7, 2007, the IRS released a notice stating that the IRS and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the Notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the Notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the IRS determine that some other treatment is more appropriate.
Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your Notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.
It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect Notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your Notes.
Backup Withholding and Information Reporting
You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus supplement under “United States Federal Taxation — U.S. Holders — Backup Withholding and Information Reporting” with respect to payments on your Notes and, notwithstanding that we do not intend to treat the Notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your Notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Federal Taxation — U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement. Please see the discussion under “United States Federal Taxation — U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement for a description of the applicability of the backup withholding and information reporting rules to payments made on your Notes.
Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. You are a “Non-U.S. Holder” if you are the beneficial owner of Notes and are, for U.S. federal income tax purposes:
■	a nonresident alien individual;
■	a foreign corporation; or
■	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the Notes.
The term “Non-U.S. Holder” does not include any of the following holders:
■
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

■	certain former citizens or residents of the United States; or
■	a holder for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.
We will not attempt to ascertain whether an Underlying would be treated as a “United States real property holding corporation” (“USRPHC”), within the meaning of Section 897 of the Code. If an Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a Non-U.S. Holder of the Notes. You should refer to information filed with the SEC by an Underlying and consult your tax advisor regarding the possible consequences to you, if any, if an Underlying is or becomes a USRPHC.
You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus supplement under “United States Federal Taxation — Non-U.S. Holders — Backup Withholding and Information Reporting” with respect to payments on your Notes at maturity and, notwithstanding that we do not intend to treat the Notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your Notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Federal Taxation — Non-U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the Notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective Non-U.S. Holders of the Notes should consult their tax advisors in this regard.
Furthermore, on December 7, 2007, the IRS released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your Notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your Notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.
In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts you receive upon sale, exchange or maturity of your Notes, could be collected via withholding. If these regulations were to apply to the Notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the Basket Components during the term of the Notes. We could also require you to make certifications (e.g., an applicable IRS Form W-8) prior to the maturity of the Notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your Notes, your Notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for Non-U.S. Holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your Notes for U.S. federal income tax purposes.
Foreign Account Tax Compliance Act
Legislation commonly referred to as “FATCA” generally imposes a gross-basis withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify or supplement these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” (“FDAP”) income. Current provisions of the Code and Treasury regulations that govern FATCA treat gross proceeds from a sale or other disposition of obligations that can produce U.S.-source interest or FDAP income as subject to FATCA withholding. However, under recently proposed Treasury regulations, such gross proceeds would not be subject to FATCA withholding. In its preamble to such proposed regulations, the Treasury Department and the IRS have stated that taxpayers may generally rely on the proposed Treasury regulations until final Treasury regulations are issued. We will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisors regarding the potential application of FATCA to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION
Jefferies LLC, the broker-dealer subsidiary of Jefferies Financial Group Inc., will act as our Agent in connection with the offering of the Notes.  Subject to the terms and conditions contained in a distribution agreement between us and Jefferies LLC, the Agent has agreed to use its reasonable efforts to solicit purchases of the Notes.  We have the right to accept offers to purchase Notes and may reject any proposed purchase of the Notes. We or Jefferies LLC will pay various discounts and commissions to dealers of up to $12.50 per Note depending on market conditions. The Agent may also reject any offer to purchase Notes.  An affiliate of the Issuer will pay a structuring fee of up to $6.00 per Note in connection with the distribution of the Notes to other registered broker-dealers.
We may also sell Notes to the Agent who will purchase the Notes as principal for its own account.  In that case, the Agent will purchase the Notes at a price equal to the issue price specified on the cover page of this pricing supplement, less a discount.  The discount will equal the applicable commission on an agency sale of the Notes.
The Agent may resell any Notes it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount the Agent received from us.  If all the Notes are not sold at the initial offering price, the Agent may change the offering price and the other selling terms.
The Agent will sell any unsold allotment pursuant to this pricing supplement from time to time in one or more transactions in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of time of sale, prices relating to the prevailing market prices or negotiated prices.
We may also sell Notes directly to investors.  We will not pay commissions on Notes we sell directly.
The Agent, whether acting as agent or principal, may be deemed to be an “underwriter” within the meaning of the Securities Act.  We have agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act.
If the Agent sells Notes to dealers who resell to investors and the Agent pays the dealers all or part of the discount or commission it receives from us, those dealers may also be deemed to be “underwriters” within the meaning of the Securities Act.
The Agent is offering the Notes, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the Notes, and other conditions contained in the distribution agreement, such as the receipt by the Agent of officers’ certificates and legal opinions.  The Agent reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The Agent is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”).  Accordingly, the offering of the notes will conform to the requirements of FINRA Rule 5121.  See “Conflict of Interest” below.
The Agent is not acting as your fiduciary or advisor solely as a result of the offering of the Notes, and you should not rely upon any communication from the Agent in connection with the Notes as investment advice or a recommendation to purchase the Notes.  You should make your own investment decision regarding the Notes after consulting with your legal, tax, and other advisors.
We expect to deliver the Notes against payment therefor in New York, New York on January 15, 2025, which will be the third scheduled business day following the initial pricing date.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise.  Accordingly, if the initial settlement of the Notes occurs more than one business day from a pricing date, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Jefferies LLC and any of our other broker-dealer subsidiaries may use this pricing supplement, the prospectus and the prospectus supplements for offers and sales in secondary market transactions and market-making transactions in the Notes.  However, they are not obligated to engage in such secondary market transactions and/or market-making transactions.  Our subsidiaries may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.
Notice to Prospective Investors in the European Economic Area
This pricing supplement and the accompanying prospectus and prospectus supplement is not a prospectus for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”). This pricing supplement and the accompanying prospectus and prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly any person making or intending to make an offer in that Member State of Notes which are the subject of the offering contemplated in this pricing supplement and the accompanying prospectus and prospectus supplement may only do so with respect to EEA Qualified Investors. Neither the Issuer nor the Agent have authorized, nor do they authorize, the making of any offer of Notes other than to EEA Qualified Investors.
PROHIBITION OF SALES TO EEA RETAIL INVESTORS -– The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Notice to Prospective Investors in the United Kingdom
This pricing supplement and the accompanying prospectus and prospectus supplement is not a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”) (the "UK Prospectus Regulation"). This pricing supplement and the accompanying prospectus and prospectus supplement have been prepared on the basis that any offer of Notes  in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly any person making or intending to make an offer in the United Kingdom of Notes which are the subject of the offering contemplated in this pricing supplement and the accompanying prospectus and prospectus supplement may only do so with respect to UK Qualified Investors. Neither the Issuer nor the Agent have authorized, nor do they authorize, the making of any offer of Notes other than to UK Qualified Investors.
PROHIBITION OF SALES TO UK RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the EUWA and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
The communication of this pricing supplement and the accompanying prospectus and prospectus supplement relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person  for the purposes of Section 21 of the FSMA.  Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom.  The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)) or who fall within Article 49(2)(a) to (d)  of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”).  In the United Kingdom the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement and the accompanying prospectus and prospectus supplement relates will be engaged in only with, relevant persons.  Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement and the accompanying prospectus and prospectus supplement or any of their contents.

Other Regulatory Restrictions in the United Kingdom
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

CONFLICT OF INTEREST
Jefferies LLC, the broker-dealer subsidiary of Jefferies Financial Group Inc., is a member of FINRA and will participate in the distribution of the Notes.  Accordingly, the offering is subject to the provisions of FINRA Rule 5121 relating to conflicts of interests and will be conducted in accordance with the requirements of Rule 5121.  Jefferies LLC will not confirm sales of the Notes to any account over which it exercises discretionary authority without the prior written specific approval of the customer.

LEGAL MATTERS
The validity of the Notes is being passed on for us by Sidley Austin LLP, New York, New York.

EXPERTS
The financial statements of Jefferies Financial Group Inc. as of November 30, 2023 and 2022, and for each of the three years in the period ended November 30, 2023, incorporated by reference in this prospectus supplement from Jefferies Financial Group Inc.’s Annual Report on Form 10-K, and the effectiveness of the Jefferies Financial Group Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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Jefferies
Jefferies Financial Group Inc.
Senior Capped Leveraged Notes due March 13, 2026
Linked to a Basket of Two Stocks

PRICING SUPPLEMENT

, 2025